Exhibit 10.1

April 5, 2007

Mr. Craig McKibben

Dear Craig:

It is my pleasure to set forth your incentive plan for 2007. The following goals recognize that our Board of Directors and I look forward to your assistance during this period of transition. Your many years with the Company give you a unique understanding into many of the issues which it faces and perspective into how they might be successfully addressed. The following issues have been identified as your areas of principal focus.

•

Assist the Nominating Committee and Board of Directors in assessing the qualifications of new board candidates, to include developing a framework to facilitate the interview of prospective candidates and personal references, obtaining Backtrack Reports and documenting the results of such assessments.

•

Assist the CEO in evaluating the financial impacts of alternative debt restructuring plans with the goal of providing the Company with additional time and resources to pursue plans to monetize its intellectual property and grow Ampex Data Systems in order to enable the Company to satisfy its obligations.

•

Assist the CEO and Vice President of Licensing in developing negotiating strategies with the Court’s Mediation Committee and Kodak management to design a financial settlement to quickly resolve the Kodak litigation. If unsuccessful, identify alternative financing strategies other than 100% internal funding in order to pursue a trial should the appeal be decided in Ampex’s favor.

•

Assist the CEO in evaluating the financial commitments associated with third party proposals to further monetize the Company’s intellectual property and to devise alternative methods of compensation that reward success.

Your target incentive plan for 2007 is $150,000 which shall be earned by your completion of the above objectives. Incentive compensation for 2007 will be paid no later than January 2008.

On behalf of the rest of the Board, I look forward to working with you to achieve these transitional objectives.

Sincerely,

Gordon Strickland

cc. Peter Slusser